COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS MUNICIPAL BOND FUND, INC. AND THE LEHMAN
BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                  LEHMAN       DREYFUS
                 BROTHERS     MUNICIPAL
                MUNICIPAL        BOND
    PERIOD         BOND         FUND,
                 INDEX *         INC.


   8/31/90       10,000        10,000
   8/31/91       11,179        11,111
   8/31/92       12,427        12,313
   8/31/93       13,943        13,867
   8/31/94       13,962        13,641
   8/31/95       15,199        14,585
   8/31/96       15,996        15,193
   8/31/97       17,474        16,446
   8/31/98       18,985        17,821
   8/31/99       19,080        17,358
   8/31/00       20,375        18,274

*Source: Lipper Inc.